UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2018

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36401	39-1975614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7035 South High Tech Drive Midvale, Utah	84047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 566-6681

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☒

Item 1.01Entry into a Material Definitive Agreement

On May 23, 2018, Sportsman’s Warehouse, Inc. (“SWI”), a wholly owned subsidiary of Sportsman’s Warehouse Holdings, Inc. (the “Company”), as borrower, and Wells Fargo Bank, National Association (“Wells Fargo”), with a consortium of banks led by Wells Fargo, entered into an Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified, the “Amended Credit Agreement”). The Amended Credit Agreement amends and restates in its entirety that certain Credit Agreement, dated as of May 28, 2010, by and among SWI, as borrower, and Wells Fargo, as lender, and the other parties listed on the signature pages thereto (as amended and supplemented, the “Prior Credit Agreement”).

The Amended Credit Agreement increases the amount available to borrow under the Company’s senior secured revolving credit facility from $150.0 million to $250.0 million, subject to a borrowing base calculation, and provides for a new $40.0 million term loan (the “New Term Loan”).

On May 23, 2018, the Company borrowed $135.4 million under the revolving credit facility and used the proceeds from the New Term Loan and the revolving credit facility to repay the Company’s prior term loan with a financial institution that had an outstanding principal balance of $134.7 million and was scheduled to mature on December 3, 2020. As of May 23, 2018, $177.5 was outstanding under the revolving credit facility.

In connection with entering into the Amended Credit Agreement, the maturity date of the revolving credit facility was extended to May 23, 2023.  The revolving credit facility under the Amended Credit Agreement will continue to bear interest at the same rate, which is based on either the base rate or LIBOR, at SWI’s option, in each case plus an applicable margin. The applicable margin for loans under the revolving credit facility, which varies based on the average daily availability, ranges from 0.25% to 0.75% per year for base rate loans and from 1.25% to 1.75% per year for LIBOR loans.

The New Term Loan was issued at a price of 100% of the aggregate principal amount and has a maturity date of May 23, 2023. The interest rate on the New Term Loan will bear interest at LIBOR plus 5.75%. The New Term Loan requires quarterly principal payments of $2.0 million payable quarterly beginning on October 31, 2018 and continuing up to and including May 23, 2023 at which time the remaining balance is due in full.

Each of the subsidiaries of the Company is a borrower under the revolving credit facility and the New Term Loan, and the Company guarantees all obligations under the revolving credit facility and the New Term Loan. All obligations under the revolving credit facility and New Term Loan are secured by a lien on substantially all of the Company’s tangible and intangible assets and the tangible and intangible assets of all of the Company’s subsidiaries, including a pledge of all capital stock of each of the Company’s subsidiaries. The lien securing the obligations under the revolving credit facility and New Term Loan is a first priority lien as to certain liquid assets, including cash, accounts receivable, deposit accounts and inventory. In addition, the Amended Credit Agreement contains provisions that enable Wells Fargo to require the Company to maintain a lock-box for the collection of all receipts.

SWI may be required to make mandatory prepayments under the revolving credit facility and New Term Loan in the event of a disposition of certain property or assets, in the event of receipt of certain insurance or condemnation proceeds, upon the issuance of certain debt or equity securities, upon the incurrence of certain indebtedness for borrowed money or upon the receipt of certain payments not received in the ordinary course of business.

The Amended Credit Agreement contains the same affirmative and negative covenants as the Prior Credit Agreement.  The covenants apply to both the revolving credit facility and the New Term Loan. The Amended Credit Agreement also contains customary events of default for the revolving credit facility and New Term Loan.

The foregoing summary of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which will be filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended May 5, 2018.

Item 1.02Termination of a Material Definitive Agreement

On May 23, 2018, concurrent with entering into the Amended Credit Agreement, the prior term loan (the “Prior Term Loan”) under the Term Loan Agreement, dated December 3, 2014, by and among SWI, as borrower, and Cortland Capital Markets Services LLC, as lender (as amended and supplemented, the “Prior Term Loan Agreement”), was paid in full and the Prior Term Loan Agreement was terminated.  The Prior Term Loan had an outstanding principal amount of $134.7 million outstanding and no prepayment penalties were required. The Prior Term Loan bore interest at a rate per annum equal to the one-, two-, three-, or six-month LIBOR (or, the nine- or 12-month LIBOR), as defined in the Prior Term Loan Agreement, at the Company’s election, which could not be less than 1.25%, plus an applicable margin of 6.25%. The Prior Term Loan was scheduled to mature on December 3, 2020. The foregoing summary of the Prior Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Prior Term Loan Agreement, which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 5, 2014.

Item 2.03Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet

Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Jon Barker
Name:	Jon Barker
Title:	President and Chief Executive Officer

Date: May 24, 2018